EXHIBIT 8.1
[Davis Polk & Wardwell LLP Letterhead]
November 8, 2010
Chuo Mitsui Trust Holdings, Inc.
33-1, Shiba 3-chome, Minato-ku, Tokyo 105-8574
Japan
Ladies and Gentlemen,
     We have acted as special tax counsel to Chuo Mitsui Trust Holdings, Inc., a corporation incorporated under the laws of Japan (“CMTH”), in connection with the preparation and filing of a registration statement on Form F-4 dated November 8, 2010 (the “Registration Statement”). Pursuant to the Registration Statement, shareholders of The Sumitomo Trust and Banking Company, Limited (“STB”) will receive shares of CMTH, and STB will become a wholly-owned subsidiary of CMTH (the “Share Exchange”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).
     We hereby confirm that the discussion under the caption “Taxation—United States Federal Income Tax Considerations” in the Registration Statement, subject to the conditions and limitations described therein, sets forth our opinion as to the material U.S. federal income tax considerations applicable generally to the Share Exchange.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By such consent we do not concede that we are an “expert” for the purposes of the Act.
/s/ Davis Polk & Wardwell LLP